Exhibit 99.1 8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES ANNOUNCES ELECTION OF LEIGH WALTON TO BOARD OF DIRECTORS

CHATTANOOGA, Tenn., February 10, 2020/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced that Leigh Walton, a partner at the law firm of Bass, Berry & Sims PLC, has been elected to its Board of Directors, effective February 10, 2020. Ms. Walton was elected to the Board at the same time as Deborah Whitmire, the Company’s Executive Vice President, Chief Financial Officer and Treasurer. With Ms. Walton’s election, the Board has been expanded to include four independent directors, along with three Company executives. Ms. Walton will also serve as a member of the Board’s Audit, Compensation and Nominating Committees.

“We are excited to welcome Ms. Walton to our Board of Directors. She brings a fresh perspective and a wealth of experience to the Board through her extensive tenure at Bass, Berry & Sims,” said William G. Miller, executive Chairman of the Board. “Although new to our Board, we have known Leigh since she first worked on our 1994 initial public offering as counsel to the underwriters. We feel fortunate to be able to attract someone with such outstanding credentials in the world of corporate governance, and at the same time advance our commitment to diversity in the leadership of our Company.”

Ms. Walton has more than 40 years of experience advising public companies in the areas of corporate governance, mergers and acquisitions, private equity transactions and securities offerings at Bass, Berry & Sims PLC. Ms. Walton served for three years as the chair of the American Bar Association’s Mergers & Acquisitions Committee, an organization with over 5,000 members in 40 countries. In September 2019, Ms. Walton was also elected as a member of the prestigious 2019 Class of Fellows by the American College of Governance Counsel, a professional, educational, and honorary association of lawyers widely recognized for their achievements in the field of corporate governance. Ms. Walton earned a B.A. from Randolph-Macon Woman’s College and a J.D. from Vanderbilt Law School.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.